Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Global Diversified Industries, Inc.

Chowchilla, California

As independent registered public accountants, we hereby consent to the inclusion in this Registration Statement on Form S-1, of our report, dated August 13, 2008, except for Note A, Note J, and Note S as to which is date is October 23, 2008, relating to the consolidated financial statements of Global Diversified Industries, Inc., and its subsidiaries and to all references to our Firm under the caption “Experts” appearing in the  Registration Statement and related Prospectus.

/s/  RBSM LLP

New York, New York
February 20, 2009